PRESS RELEASE

Financial Contact:

Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com

Healthcare Trust of America, Inc. Announces Investment-Grade Designation from S&P

Scottsdale, Arizona (July 25, 2011) – Healthcare Trust of America, Inc. (“HTA” or “the Company”), a fully integrated, self-administered, self-managed real estate investment trust, announced that it has been assigned a BBB- corporate credit rating by Standard & Poor’s Rating Services (“S&P”) with a stable outlook.

“This investment-grade designation reflects the quality of our MOB portfolio, our discipline and patience in choosing acquisitions and the conservative approach we take in managing our balance sheet,” HTA’s Chief Financial Officer, Kellie S. Pruitt, stated. “This achievement is another example of the successful execution of our business plan and demonstrates our enterprise value.”

Along with HTA’s low leveraged balance sheet, this credit rating will allow the Company the financial flexibility to access more attractive and competitive forms of debt. Additionally, it will change the interest rate structure under HTA’s $575 million unsecured credit facility, with the potential to reduce borrowing costs.

HTA has 78 geographically diverse portfolios valued at approximately $2.3 billion based on purchase price. The 11.1 million square foot, 242 building portfolio includes 218 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five healthcare-related office buildings located in 25 states. With average occupancy of 91%, over half of HTA’s current annualized base rent comes from credit rated tenants. Ninety-four per cent of HTA’s portfolio is strategically located on-campus or aligned with recognized healthcare systems.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

More information regarding HTA’s rating assignment can be found in the Standard and Poor’s research report dated July 21, 2011 available on the website at www.standardandpoors.com. None of the information on this website, including that research report, is incorporated by reference into or is otherwise a part of this press release.

The credit rating assigned to HTA by S&P could change based upon, among other things, HTA’s results of operations and financial condition. This rating is subject to ongoing evaluation by the credit rating agency and we cannot assure you that any rating will not be changed or withdrawn by the rating agency in the future if, in its judgment, circumstances warrant. If this credit rating was to be decreased or withdrawn, it could increase HTA’s overall cost of capital, which could have a material adverse effect on the financial condition and results of operations of HTA. Moreover, this rating relates solely to any debt securities that HTA or its operating partnership may issue and not to its common stock, and it is not a recommendation to buy, sell or hold the common stock or any other securities of HTA.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has made 78 geographically diverse acquisitions valued at approximately $2.3 billion based on purchase price, which includes 242 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 11.1 million square feet and includes 218 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five healthcare-related office buildings located in 25 states.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: we may not be successful in accessing debt on more attractive and competitive terms or at all; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.